EXHIBIT 5.1

May 31, 2000

Board of Directors
Imation Corp.
1 Imation Place
Oakdale, Minnesota 55128

Ladies and Gentlemen:

            Reference is made to the Registration Statement on Form S-8 that Imation Corp. intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 2,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of Imation Corp. (the "Company"), to be offered pursuant to the Imation Retirement Investment Plan (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

            Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

            My opinion expressed above is limited to the laws of the State of Delaware.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ John L. Sullivan
                                       Vice President, General Counsel and
                                       Secretary